Exhibit 23.2


                    Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Biogen,Inc. of our report dated February 7, 1995 appearing on page 32 of the Annual Report to Shareholders which is incorporated by reference in Biogen, Inc.'s Annual Report on Form 10-K for the year-ended December 31, 1994.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, MA
September 25, 1995